EXHIBIT 99.1

Sonabank Hires Chief Credit Officer

MCLEAN, Va., Feb. 18, 2010 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) announced today that Carl J. Wallace has joined its Sonabank subsidiary, as its Chief Credit Officer. William J. Stevens, currently Chief Credit Officer, will become Chief Risk Officer effective immediately. Both will report directly to Chairman and CEO, Georgia S. Derrico.

Carl Wallace was Executive Vice President/Chief Credit Officer/Chief Risk Officer of Millennium Bank in Reston, Virginia from 2005 to March 2009. A veteran banker, he held credit related positions earlier in his career at Patriot National Bank, Crestar Bank, First American Bank and Sovran Bank, all in the Northern Virginia and Washington D.C. markets.

Georgia S. Derrico, Chairman and CEO, commented: "As Sonabank grows it is critical that we broaden and deepen our team. We have known Carl for several years and believe he will be a valuable addition to our management team. He has exceptional credit skills and very good understanding of the markets we operate in."

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT:  Southern National Bancorp
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com